EXHIBIT 10.22(a)

PRIMEDIA Inc.

745 Fifth Avenue

New York, New York 10151

July 19, 1999

Mr. Robert Sforzo

Vice President, Controller

Dear Bob:

In connection with your continuing employment with PRIMEDIA Inc. (“the Company”), this letter will constitute our agreement relating to amounts and benefits owing to you in connection with any termination of your employment.

In the event that we terminate your employment without cause at any time after the date hereof, we will pay you as severance (i) an aggregate amount equal to 18 months base salary at the rate being paid on the date your employment is terminated by the Company (the “Date of Termination”), less applicable withholdings, payable bi-weekly on the Company’s regularly scheduled payroll dates and (ii) your target bonus under the Company’s Executive Incentive Compensation Plan (“EICP”) for the portion of the year worked from the beginning of the calendar year in which the termination occurs to the Date of Termination, less applicable withholdings, payable no later than March 31 of the year following the year in which your termination occurred. Any EICP bonus for completed calendar years unpaid at the Date of Termination shall be paid in full in accordance with the EICP.

No severance payments whatsoever shall be payable upon your voluntary resignation or upon termination of your employment for cause. For purposes of this letter, “cause” shall mean substance abuse, conviction of a felony, fraud, theft, embezzlement, sexual harassment, or willful or repeated failure or refusal to follow reasonable policies or directives established by your supervisor or the Board of Directors of the Company.

As consideration for the severance and benefits to be provided to you pursuant to this letter and as a condition to your receipt of any payments hereunder, you agree to execute a separation and release agreement substantially in the form attached hereto in which you will agree to release any claims against the Company.

The severance arrangements set forth above shall be in lieu of and not in addition to any other severance policies of the Company which may be in effect generally from time to time.

Both parties agree that any disputes hereunder shall be heard and determined by an arbitrator selected in accordance with the rules and procedures of the American Arbitration Association in New York City and that the arbitrator’s findings shall be final and binding on both parties hereto.

This letter and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of New York.

This letter constitutes our entire agreement, supersedes all prior agreements between us which are of no further force and effect. The provisions of this letter may not be changed or waived, except by a writing signed by both parties hereto.

Very truly yours,

By:	/s/ BEVERLY C. CHELL
Beverly C. Chell
Vice Chairman

FORM

OF

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) by and between              (“Employee”) and                          (the “Company”), dated as of              and executed on the date specified below (the date of execution by the Employee hereinafter referred to as the “Execution Date”).

RECITAL

Employee and Company desire to reach a mutual understanding and acceptance of the terms and conditions related to Employee’s separation from employment with Company in accordance with the terms of the letter delivered by the Company to the Employee covering among other things the amount of severance payable to the Employee upon termination by the Company without cause (the “Severance Letter”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained it is hereby agreed as follows:

1. Employee shall cease to be an employee of Company as of                      (“Separation Date”) and shall be paid Employee’s normal salary through that date plus any accrued but unused vacation.

2. In consideration of Employee’s acceptance of this Agreement, on the eighth (8) day following the execution of this Agreement by Employee, Employee shall be

entitled to receive from the Company (i) an aggregate amount equal to          weeks’ base salary at Employee’s current rate of          per annum ($ in the aggregate), less customary payroll deductions, payable bi-weekly on Company’s regular pay dates and (ii) any additional amounts as set forth in the Severance Letter.

3. From and after the Separation Date, Employee shall cease to be an active participant in any Company benefit plans in which the Employee participates. Benefit payouts, if any, and COBRA will be in accordance with the provisions of the respective plans and applicable laws except as specifically provided otherwise in the Severance Letter.

4. Employee agrees that the Company is authorized to open any and all business mail addressed to Employee at the Company’s address. Employee further understands and agrees that the Company will not be responsible for forwarding mail.

5. Employee for Employee, Employees heirs, executors, administrators and assigns, hereby unconditionally releases, discharges and acquits Company, its subsidiaries. parents, and affiliates, and each of them, and their respective officers, directors, shareholders, partners, employees, agents and affiliates, and each of them (hereinafter collectively referred to as “Releasees”) from any and all debts, agreements, promises, liabilities, claims, damages, actions, causes of action, or demands of any kind or nature including without limitation all claims of wrongful discharge, breach of contract, intentional infliction of emotional distress, breach of alleged implied covenant of good faith and fair dealing, invasion of privacy, defamation, and age or sex discrimination, or discrimination based on any other ground, including but not limited to those arising under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act and the Family and Medical Leave Act of 1993 and all other federal, state and local equal employment, fair employment, civil or human rights laws, codes and ordinances, regardless of whether such claims are past, present, or future, personal or representative, known or unknown, or arising out of any occurrence to date and expressly including but not limited to any liability arising out of or in connection with the employment of Employee by Company, or the termination hereof, and claims for attorneys’ fees and costs, and any and all forms of compensation, including without limitation any incentive awards or bonuses, relating to such employment, other than as set forth in paragraph 2 of this Agreement

6. It is understood and agreed that the release set forth in the preceding paragraph is intended as and shall be deemed to be a full and complete release of any and all claims that Employee may or might have against Releasees, or any of them, arising out of any occurrence arising on or before the date of this Agreement and said release is intended to cover and does cover any and all future damages not now known to Employee or which may later develop or be discovered. including all causes of action therefor and arising out of or in connection with any occurrence arising on or before the date of this Agreement.

7. By signing and returning this Agreement, Employee acknowledges that Employee:

(a) has carefully read and fully understands the terms of this Agreement;

(b) is entering into this Agreement voluntarily and knowing that Employee is releasing claims that Employee has or believes Employee may have against Company;

(c) has hereby been advised by this Agreement that Employee has the right to consult with an attorney of Employee’s choosing prior to signing this Agreement; and

(d) is giving this release of claims in return for consideration to which Employee otherwise would not have been entitled, to wit, any compensation and benefit enhancements beyond those that Employee would otherwise be entitled to pursuant to the Company’s policies and practices.

8. Employee hereby covenants not to sue or bring any claim against Releasees and acknowledges and agrees that this general release may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, claim, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this release.

9. Employee promises not to make any statement, written or oral, directly or indirectly, which in any way disparages Company or any of its affiliates or their publications, or the employees, officers, directors or shareholders of any of them. Employee promises to maintain this Agreement in strict confidence and to make no disclosure of the terms of this settlement to any third party, provided, however, that nothing herein contained shall prohibit Employee from disclosing the terms of this Agreement as may be required by law. Notwithstanding anything herein to the contrary, the foregoing shall in no way limit the effect of the release set forth above.

10. Except as specifically set forth in this Agreement to the contrary, Employee agrees to return all Company property in Employee’s possession to Company on or before the Separation Date. Employee acknowledges receipt of the Notice on Conclusion of Employment, attached hereto as Exhibit “A”. Employee understands and agrees that any disclosure in contravention of this Agreement or Notice on Conclusion of Employment may release Company from any obligations it may have to Employee under this Agreement.

11. This Agreement sets forth the entire agreement between the parties regarding Employee’s separation from Company, supersedes any prior written, oral or implied agreement between the parties hereto regarding the subject mater hereof and may only be amended by a written agreement signed by the parties hereto.

12. Employee agrees and understands that neither the content nor the execution of this Agreement shall constitute or be construed as any implied or actual admission by Company of any liability to or of the validity of any claim by Employee that Employee is entitled to additional compensation or continued employment with the Company or that the Company engaged in any wrongdoing.

13. Employee hereby represents and agrees that in entering into this Agreement, Employee has relied solely upon Employee’s own judgment, belief and knowledge and Employee’s own legal and other professional advisors and that no statement made by or on behalf of Company has in any way influenced Employee in such regard.

14. Employee hereby represents and warrants to Company that Employee has not assigned any claim Employee may or might have against Company to any third party.

15. Each party shall pay its own attorneys’ fees, costs and expenses related to this Separation and Release Agreement.

16. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17. It is agreed by each of the parties hereto that they have read the above and fully understand the terms of this Agreement which they voluntarily execute in good faith and deem to be a full and equitable settlement of this matter.

18. The provisions of this Separation and Release Agreement are severable. If any provision of the Separation and Release Agreement is declared invalid or unenforceable, the ruling will not affect the validity and enforceability of any other provision of the Separation and Release Agreement.

19. Employee may review and consider this Agreement for a period of up to twenty-one (21) days from the date of this Agreement. Employee agrees and understands that Employee’s failure to execute this Agreement and to return this signed document on or before twenty-one (21) days after the date of this Agreement will release Company from any obligation to enter into this Agreement and make any payments under the Severance Letter.

20. Furthermore, Employee shall be entitled to revoke this Agreement within seven (7) days after Employee’s timely execution of same by delivering a written revocation to Company. If Employee so revokes or if Employee fails to execute this document, this Agreement shall be null and void and of no force and effect and the Company will have no obligation to make any payments under the Severance Letter, and Employee will receive severance payments equal to one week’s base salary for each year employed by Company, less regular payroll deductions, payable in bi-weekly installments on Company’s regular pay dates, in accordance with Company’s regular severance practice.

Agreed and Accepted:

Dated:
Employee’s signature

Agreed and Accepted for the Company.

By:	Dated:
Name:
Title:

EXHIBIT “A”

NOTICE ON CONCLUSION OF EMPLOYMENT

In connection with the conclusion of employment with PRIMEDIA Inc., and/or its subsidiaries and affiliates (“Company”), each employee has an obligation to surrender and return to Company all mail, files, records, manuals, books, blank forms, tapes, discs, photographs, negatives, documents, letters, memoranda, notes, notebooks, materials, property, reports, data tables, calculations, information or copies thereof, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company and all other property, trade secrets or confidential information of Company and any third parties with whom it deals, including but not limited to, all keys, passwords, combinations and documents which in any of these cases are in the employee’s possession or under the employee’s control.

The employee also has a continuing obligation to preserve as CONFIDENTIAL and refrain from using, trade secrets or confidential information concerning the business, products, practices or techniques of Company and any third parties with whom it deals, including but not limited to, manuscripts, photographs, techniques, systems, designs, research, processes, inventions, developments, proposals, plans, publications, computer programs, user manuals and documentation, products (whether or not copyrighted or copyrightable, or patented or patentable), marketing and merchandising methods, subscriber, circulation, customer or supplier lists, business, accounting and financial information of Company, that has been disclosed to or is known to the Employee by reason of employment by Company, and to refrain from acts or omissions that would reduce the value of such trade secrets and confidential information to company.

8